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                                                                    Exhibit 10.5

                              EMPLOYMENT AGREEMENT

      This Employment Agreement is made effective as of the 5th day of January, 2004 by and between ELECTRO-OPTICAL SCIENCES, INC., a Delaware corporation (the "Corporation"), and JOSEPH V. GULFO (the "Employee").

      WHEREAS, the Corporation desires to employ the Employee in an executive capacity and to be assured of his services as such on the terms and conditions hereinafter set forth; and

      WHEREAS, the Employee is willing to accept such employment on such terms and conditions.

      NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Corporation and the Employee hereby agree as follows:

      Section 1. Employment. The Corporation hereby employs the Employee, and the Employee hereby accepts employment, as President and Chief Executive Officer of the Corporation. Within 180 days after the date hereof the Employee shall be appointed to, and serve during the term of his employment hereunder as a member of, the Board of Directors of the Corporation and the Executive Committee thereof. Prior to his appointment to the Board of Directors and the Executive Committee thereof, the Employee shall have the right to attend all meetings of the Board of Directors and the Executive Committee thereof and the Corporation shall provide the Employee with all notices and information with respect to such meetings as are provided to Directors of the Corporation. In addition, the Corporation shall, within 24 hours after the taking of any written action by the Board of Directors or the Executive Committee thereof in lieu of a meeting thereof, notify the Employee of the taking of such action.

      Section 2. Duties. During the term of the Employee's employment hereunder, the Employee shall perform such duties and responsibilities as are provided in the Corporation's bylaws, as are of such a nature usually associated with his title and position, and as the Board of Directors shall determine from time to time. The Employee shall report directly to the Board of Directors of the Corporation and any authorized committee thereof (collectively, the "Board"). All officers of the Corporation other than the Chairman of the Board shall report directly to the Employee. The Employee shall faithfully and diligently discharge his duties hereunder to the reasonable satisfaction of the Board and use his best efforts to implement the policies established by the Board.

      Section 3. Extent of Services. The Employee shall devote substantially all of his business time, attention, and efforts to the performance of his duties hereunder. The Employee shall not, directly or indirectly, as owner, partner, joint venture, stockholder, employee, corporate officer or director, engage or become financially interested in, or be concerned with any other

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business activities, duties or pursuits except with the prior written consent of the Board. The foregoing notwithstanding, the Employee may spend up to 8 hours per month providing to third parties consulting services that are not in violation of Section 8(c) hereof and shall be permitted to devote reasonable periods of time to the management of his passive investments, provided that the time devoted to such investments shall not be permitted to interfere with the responsibilities of the Employee hereunder.

      Section 4. Location. The Employee shall perform his duties hereunder at the Corporation's principal offices, currently located in Irvington, New York, with travel to such other places and at such times as the needs of the Corporation may from time-to-time dictate or be desirable; provided, however, that after the three-month period following commencement of the Employee's employment hereunder, the Employee shall be permitted to render his duties from his home in Wilmington, DE on Fridays. The Employee shall be permitted to commute from his home in Wilmington, DE to the Corporation's principal offices, provided that, the Employee shall be required to spend at least three (3) weeknights per week at a hotel or residence in the New York area at his expense, subject to the reimbursement obligations set forth in Section 6(c) hereof.

      Section 5. Term. Unless the employment of the Employee is sooner terminated pursuant to Section 7 hereof, the term of this Agreement shall be effective for the period commencing as of January 5, 2004 (the "Effective Date") and ending on December 31, 2005 (the "Initial Term"); provided, however that the Initial Term shall be automatically extended for successive one year periods (each such one year period being hereinafter referred to as a "Renewal Term") unless either party provides written notice to the other party at least ninety
(90) days prior to the end of the Initial Term or Renewal Term, as the case may be, of its election to terminate this Agreement at the end of the Initial Term or the then current Renewal Term, as the case may be. The Initial Term and any Renewal Term shall hereinafter together be referred to as the "Term."

      Section 6. Compensation.

            (a) Base Salary. Subject to the terms of this Agreement, and unless the employment of the Employee is sooner terminated pursuant to Section 7 hereof, as basic compensation for his services hereunder, the Corporation shall pay the Employee a base salary of $175,000 per year ("Base Salary"). The Base Salary shall be periodically reviewed by the Board and may be increased by the Board in its discretion based upon the Employee's performance; provided, however that the Board shall be required to review and increase the Employee's Base Salary to an amount to be determined within thirty (30) days if, at any time after the Effective Date, the Corporation shall consummate a sale of its equity securities in which it raises gross proceeds of at least $5 million from the sale of such securities to unaffiliated third party investors. The Base Salary shall be payable in accordance with the Corporation's customary payroll policies and procedures and shall be subject to applicable withholding of income taxes, social security taxes and other such other payroll deductions as are required by law or applicable employee benefit programs.

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            (b) Other Compensation and Benefits. In addition to the Base Salary, subject to the terms of this Agreement, and unless the employment of the Employee hereunder is sooner terminated pursuant to Section 7 hereof, the Employee shall be entitled to the following additional compensation and benefits:

                  (i) Stock Options. Subject to applicable stockholder approval, the Employee shall be entitled to receive stock options, issued under the Corporation's 2003 Stock Incentive Plan and pursuant to Stock Option Agreements substantially in the form attached hereto as Exhibit A, to purchase shares of the Corporation's common stock at a per share exercise price equal to the market value of such stock as determined by the Board on the date of grant as follows:

                        (A) as soon as practicable following the date hereof a stock option shall be granted to the Employee to purchase 150,454 shares of the Corporation's common stock, which is equal to two percent (2%) of the Corporation's outstanding equity securities on a fully-diluted basis as of the date hereof (assuming conversion of all outstanding shares of preferred stock and exercise of all outstanding warrants and options) (the "Signing Option Shares"), which shall vest as follows: the option to purchase up to 50% of the Signing Option Shares shall vest immediately upon issuance of the stock option and the option to purchase the remaining 50% of the Signing Option Shares shall vest quarterly in four (4) equal installments over a one year period commencing on the Effective Date;

                        (B) as soon as practicable following the date hereof a stock option shall be granted to the Employee to purchase 13,053 shares of the Corporation's common stock (such shares collectively referred to herein as the "January Option Shares"), which shall vest as follows: the option to purchase up to 50% of the January Option Shares shall vest immediately upon issuance of the stock option and the option to purchase the remaining 50% of the January Option Shares shall vest quarterly in four (4) equal installments over a one year period commencing on the Effective Date; and

                        (C) as soon as practicable following the date hereof a stock option shall be granted to the Employee to purchase up to that number of shares of the Corporation's common stock which, when combined with the Signing Option Shares and the January Option Shares, will be equal to four percent (4%) of the Corporation's outstanding equity securities on a fully-diluted basis (as described above) calculated as of the date on which FDA Approval (as hereinafter defined) is obtained (the "Approval Option Shares") which shall vest as follows: the option to purchase up to 50% of the Approval Option Shares shall vest immediately upon FDA Approval and the option to purchase the remaining 50% of the Approval Option Shares shall vest quarterly in four (4) equal installments over a one year period commencing on the date on which FDA Approval is obtained. For purposes hereof, the term "FDA Approval" shall mean receipt by the Corporation of written approval from the United States Food and Drug Administration without limitations or exceptions of the Corporation's MelaFind(TM) modular PreMarket Approval Application Shell Number M020024.

      The Corporation shall use its best efforts to obtain stockholder approval of an increase in the number of shares of the Corporation's common stock for which options may be issued under its stock option plans within 90 days after the Effective Date.

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                  (ii) Performance Compensation. The Employee may receive a
discretionary bonus after the end of each of the Corporation's fiscal years, based upon an annual performance review, or at any other time in the sole discretion of the Board, which bonus shall be subject to such payroll deductions as are required by law or applicable employee benefit programs (a "Discretionary Bonus"). The target for such Discretionary Bonus shall be an amount equal to at least fifty percent (50%) of the Employee's then current Base Salary.

                  (iii) Benefits; Vacation. The Employee shall be entitled to participate in and receive benefits under all benefit plans which the Corporation from time to time makes available to its senior management employees, but the Corporation shall not be obligated to establish or maintain any such plan. The Employee shall be entitled to four weeks vacation per calendar year, which vacation time shall accrue on a pro-rata basis during the calendar year. Any vacation time which is not used may not be carried from year to year, and the Employee shall not be entitled to compensation for any vacation days which are unused at the end of any such calendar year.

            (c) Expenses. The Corporation shall reimburse the Employee for all reasonable and necessary out-of-pocket expenses, including standard and economical business travel expenses, incurred by the Employee in fulfilling his duties hereunder, subject to such limitations and restrictions as may be set by the Board from time to time in its discretion. In addition, the Corporation shall reimburse the Employee for the following expenses: (i) economical travel expenses incidental to the Employee's commute to the Corporation's principal office in Irvington, New York from Wilmington, Delaware in an aggregate amount not to exceed $1,100 per month, consisting of an unlimited Amtrak unreserved pass, a MetroNorth RailPass, NYC Subway transportation, and monthly car parking;
(ii) economical lodging expenses incidental to the Employee's commute consisting of expenses for extended-stay lodging for the first three months of the Employee's employment hereunder and thereafter $2000 per month (the "Stipend") in lodging expenses; and (iii) economical communication expenses consisting of expenses for one cellular phone line, one phone line at the Employee's home office and cable broadband internet service at the Employee's home office. The Corporation's reimbursement obligations hereunder for any expense other than the Stipend shall be conditioned upon presentation by the Employee of an itemized account of such expense, consistent with the policies and procedures established by Board, together with such receipts or other evidence as the Corporation shall require for tax or accounting purposes.

      Section 7. Termination. Notwithstanding the provisions of Section 5 hereof:

            (a) For Cause. The Corporation may terminate the Employee's employment at any time "for cause" with immediate effect upon delivering written notice to the Employee. For purposes of this Agreement, "for cause" shall mean:
(i) an act of fraud, misappropriation of funds or embezzlement by the Employee;
(ii) a breach by the Employee of a fiduciary responsibility owing to the Corporation or any of its affiliates; (iii) a habitual failure by the Employee to report to work or perform his duties other than as contemplated by Section 4 hereof after written notice of such failure and failure to cure within ten (10) business days of such notice;; (iv) the Employee's failure to perform such duties as are reasonably delegated or assigned to the Employee after written notice of such failure and failure to cure within ten (10)

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business days of such notice; (v) the Employee's conviction of any felony or crime; or (vi) the Employee's material breach of his obligations hereunder and/or under the Corporation's Nondisclosure Agreement (as defined below). Upon termination for cause, the Corporation's sole and exclusive obligation will be to pay the Employee his Base Salary earned but not yet paid through the date of termination, reimbursable expenses (as determined in accordance with Section 6(c) hereof) incurred but not yet reimbursed through the date of termination and any vacation accrued but not yet used through the date of termination. Termination pursuant to this Section 7(a) shall in no way abrogate or relieve the Employee of any of his obligations pursuant to Section 8 herein.

            (b) Upon Death. In the event of the Employee's death during the Term, the Corporation's sole and exclusive obligation will be to pay to the Employee's spouse, if living, or to his estate, if his spouse is not then living, the Base Salary earned but not yet paid through the date of death, reimbursable expenses (as determined in accordance in Section 6(c) hereof) incurred but not yet reimbursed through the date of death and any vacation accrued but not yet used through the date of termination.

            (c) Upon Disability. The Corporation may terminate the Employee's employment upon the Employee's total disability. The Employee shall be deemed to be totally disabled if he refuses, is unable or has failed to perform his duties under this Agreement by reason of mental or physical illness or impairment, for a period of thirty (30) consecutive days or a total of sixty (60) days in any twelve month period. In the event of any disagreement between the Employee and the Corporation as to whether the Employee is totally disabled so as to permit the Corporation to terminate the employment of the Employee pursuant to this
Section 7(c), the question of such total disability shall be submitted to an impartial and reputable physician selected by mutual agreement of the Corporation and the Employee or, failing such agreement, selected by two physicians (one of which shall be selected by the Corporation and the other by the Employee), and the determination of the question of such total disability by such physician shall be final and binding on the Corporation and the Employee. Upon termination by reason of the Employee's disability, the Corporation's sole and exclusive obligation will be to pay the Employee his Base Salary earned but not yet paid through the date of termination, reimbursable expenses (as determined in accordance with Section 6(c) hereof) incurred but not yet reimbursed through the date of termination and any vacation accrued but not yet used through the date of termination.

            (d) Without Cause. The Corporation may terminate the Employee's employment without cause at any time during the Term. Subject to the provisions of this subsection, upon such a termination without cause the vesting of the stock options previously awarded to the Employee pursuant to Section 6(b)(i)(A) hereof shall be accelerated so that they become immediately fully exercisable and the Corporation's sole and exclusive obligation to the Employee other than the aforedescribed acceleration of option vesting is to pay the Employee (i) his Base Salary earned and any Discretionary Bonus declared by the Board and earned but not yet paid through the date of termination, (ii) an amount equal to his then current Base Salary for a period of fifteen (15) months, (iii) if the Employee is covered by the Corporation's healthcare policy at the time of termination, the cost of COBRA to continue such healthcare, in each case for a period of 15 months from the date of termination (clauses (ii) and (iii) are collectively

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referred to herein as the "Severance Payment"), (iv) reimbursable expenses (as determined in accordance with Section 6(c) hereof) incurred but not yet reimbursed through the date of termination and (v) any vacation accrued but not yet used through the date of termination. The Severance Payment shall be paid to the Employee over such 15 month period in accordance with the Corporation's normal payroll practices, subject to such payroll deductions as are required by law. Benefits otherwise receivable by the Employee pursuant to Section 7(d)(iii) shall be reduced to the extent comparable benefits are actually received by him from a subsequent employer during the fifteen month period following his termination, and any such benefits actually received by him shall be reported to the Corporation. Notwithstanding the provisions herein the Employee shall not be entitled to the Severance Payment in the event that the Corporation terminates the Employee's employment without cause within 30 days of proceeding to discontinue its operations in which case the Employee shall only be paid his Base Salary earned and any Discretionary Bonus declared by the Board and earned but not yet paid through the date of termination, reimbursable expenses incurred but not yet reimbursed through the date of termination and any vacation accrued but not yet used through the date of termination.

            (e) Good Reason. The Employee may terminate his employment at any time during the Term for Good Reason. In such event the vesting of the Employee's options previously awarded to the Employee pursuant to Section 6(b)(i)(A) hereof accelerate as set forth in Section 7(d) and the Corporation's obligations to the Employee shall be the same as set forth in Section 7(d). For purposes hereof, "Good Reason" shall mean:

            (1) Any reduction of the Employee's salary or a material reduction of the Employee's benefits under Section 6;

            (2) Failure to maintain the Employee in the position specified in
Section 1 or assignment to the Employee of duties materially inconsistent with his responsibilities in the position specified in Section 1 or diminution of the Employee's authority in the position specified in Section 1; or

            (3) Failure to obtain requisite stockholder approval by December 31, 2004 in order to have validly issued all stock options contemplated under
Section 6(b) herein and authorize the common stock underlying all such options.

            (f) Non-Renewal of Agreement. Subject to the provisions of this subsection, if the Corporation elects not to renew the Term at any time, the Corporation shall pay the Employee (i) his Base Salary through the end of the current Term, (ii) an amount equal to his then current Base Salary for a period of nine (9) months, (iii) if the Employee is covered by the Corporation's healthcare policy at the time of termination, the cost of COBRA to continue such healthcare, in each case for a period of 9 months from the end of the current Term (clauses (ii) and (iii) are collectively referred to herein as the "Non-Renewal Severance Payment"), (iv) reimbursable expenses (as determined in accordance with Section 6(c) hereof) incurred through the end of the current Term and (v) any vacation accrued but not used through the end of the current Term. The Non-Renewal Severance Payment shall be paid to the Employee over the 9 month period following the end of the current Term in accordance with the Corporation's normal payroll practices, subject to such payroll deductions as are required by law. Benefits otherwise receivable by the Employee pursuant to
Section 7(f)(iii) shall be reduced to the extent

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comparable benefits are actually received by him from a subsequent employer during the nine month period following the end of the current Term, and any such benefits actually received by him shall be reported to the Corporation.

      Section 8. Inventions and Confidential Information; Prior Restrictive Covenants; Covenant Not to Compete.

            (a) Nondisclosure Agreement. The Employee and the Corporation have entered into that certain Nondisclosure, Proprietary Information and Developments Agreement dated as of the date hereof (the "Nondisclosure Agreement") and attached hereto as Exhibit B, the terms and conditions of which are incorporated by reference herein and made a part hereof.

            (b) Prior Restrictive Covenants. The Employee represents that his employment with the Corporation will not violate or conflict with any obligations to any previous employer or other party, including without limitation, obligations relating to nondisclosure, proprietary information, non-competition and non-solicitation.

            (c) Covenant Not To Compete. (i) The Employee agrees that during the Restricted Period (as defined below), the Employee shall not either directly or indirectly, whether by establishing a new business or by joining an existing one, and whether as a principal, employee, stockholder, officer, director, broker, agent, consultant, corporate officer, licensor or in any other capacity, become associated with a business enterprise whose business includes photonic computer imaging, in the geographical areas in which, prior to the Employee's termination of employment, the Corporation is doing or proposes to do business, as evidenced by the Corporation's business plan, financial budgets or other similar documentation. "Restricted Period" shall mean the period during which the Employee is employed by the Corporation plus one (1) year following the date of termination of employment; provided, however, that in the event the Employee is terminated without cause by the Corporation, the Corporation shall have the right, but not the obligation, exercisable in its sole and absolute discretion, to extend the Restricted Period from one (1) year to two (2) years after termination in exchange for increasing the Severance Payment due to the Employee pursuant to Section 7(d) hereof by such amount equal to the Employee's Base Salary (as of immediately prior to such termination) and most-recent Annual Bonus for a period of one additional year, which additional severance shall be paid ratably by the Corporation to the Employee over the year following the first anniversary of such termination in accordance with the Corporation's normal payroll practices, and subject to such payroll deductions as are required by law or applicable employee benefit programs. The Corporation may exercise this right by providing written notice to the Employee of its intention to exercise no later than 90 calendar days after such termination.

            (ii) the Employee and the Corporation intend that this covenant not to compete shall be construed as a series of separate covenants, one for each country and each product line. If, in any judicial proceeding, a court shall refuse to enforce any one or more of the separate covenants deemed included in subsection (i) of this Section 8(c), then such unenforceable covenant shall be deemed severed from this Agreement for the purposes of such judicial proceeding to the extent necessary to permit the remaining separate covenants to be enforced.

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            (iii) the Employee acknowledges that the Corporation plans to conduct business on a nationwide basis, that its sales and marketing prospects are for expansion into national and international markets and that, therefore, the territorial and time limitations set forth in this Section 8(c) are reasonable and properly required for the adequate protection of the business of the Corporation. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, the Employee agrees to the reduction of the territorial or time limitation to the area or period which such court deems reasonable.

            (iv) the existence of any claim or cause of action by the Employee against the Corporation shall not constitute a defense to the enforcement by the Corporation of the foregoing restrictive covenants, but such claim or cause of action shall be arbitrated separately.

            (v) the Employee agrees that during the Restricted Period he will not solicit for employment any employee of the Corporation or solicit business from any customer of the Corporation.

            (vi) the Employee agrees that during the Restricted Period he will not interfere with, disrupt or attempt to disrupt the relationship between the Corporation and any of its customers, suppliers, lessors, lessees, licensors or licensees, or any other Person with whom the Corporation has a business relationship.

      Section 9. Waiver; Amendments. The waiver by the Corporation of the breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee. Any waiver of any term or condition, or any amendment or supplementation, of this Agreement shall be effective only if in writing and signed by the Employee and the Corporation, and, in the case of any waiver by the Corporation and any amendment or supplementation consented to by the Corporation, if approved by the Board.

      Section 10. Notices. Any notices permitted or required under this Agreement shall be delivered in writing and shall be deemed given upon the date of personal delivery or forty-eight (48) hours after deposit in the United States registered or certified mail, postage fully prepaid, return receipt requested, or sent via facsimile (receipt confirmed) addressed as follows:

      IF TO THE CORPORATION:

      1 Bridge Street
      Suite 15
      Irvington, New York 10533
      Attention:  William R. Bronner, Esq.
      Facsimile: (914) 591-3785

      IF TO THE EMPLOYEE:

      655 Millrace Lane
      Rockland, DE  19732-0209

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or at any other address as any party may, from time to time, designate by notice given in compliance with this Section.

      Section 11. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than the conflict of law principles thereof).

      Section 12. Headings. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

      Section 13. Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings, agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto or any predecessor of any party hereto regarding the subject matter of this Agreement.

      Section 14. Agreement Binding; Assignment. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto. This Agreement may be assigned by the Corporation to any business, enterprise, person, firm, corporation, partnership, association or other entity acquiring (by purchase, merger or otherwise), directly or indirectly, the business and substantially all of the assets of the Corporation or of the subsidiaries of the Corporation; and, upon such assignment and the assumption by the assignee of all of the obligations of the Corporation hereunder, the Corporation shall be released of all of its obligations under this Agreement. Neither this Agreement nor any of the rights or obligations of the Employee hereunder may be assigned by the Employee.

      Section 15. Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday.

      Section 16. Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

      Section 17. Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then

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prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

      Section 18. Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

      Section 19. Equitable Relief. The Employee recognizes that the services to be rendered by him hereunder are of a special, unique, extraordinary and intellectual character involving skill of the highest order and giving them peculiar value, the loss of which cannot be adequately compensated for in damages. In the event of a breach of this Agreement by the Employee, the Corporation shall be entitled to injunctive relief or any other legal or equitable remedies. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

      Section 20. Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

      Section 21. Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

      Section 22. Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

      Section 23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      Section 24. Survival and Non-Mitigation. The termination of the Employee's employment hereunder shall not affect the enforceability of Sections 7, 8, 11, 13, 14, 15, 17, 18, 19 and 24. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Corporation, or otherwise, except to the extent expressly so provided.

      Section 25. Separate Counsel. The parties acknowledge that the Corporation has been represented in this transaction by Dreier LLP, that the Employee has not been represented in this transaction by the Corporation's attorneys, and the Employee has been advised that it is important for the Employee to seek separate legal advice and representation in this matter. The Corporation

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will reimburse the Employee for the reasonable legal fees and expenses of counsel employed by him with respect to the negotiation of this Agreement.

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      IN WITNESS WHEREOF, the parties hereto have caused this Employment
Agreement to be executed and delivered as of the date first above written.

                                             ELECTRO-OPTICAL SCIENCES, INC.

                                                 Joseph V. Gulfo
                                             By:--------------------------------
                                                 Name:  JOSEPH V. GULFO
                                                 Title: CHIEF EXECUTIVE OFFICER

                                             /s/ Joseph V. Gulfo
                                             -----------------------------------
                                                 JOSEPH V. GULFO

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